As filed with the Securities and Exchange Commission on April 30, 2025

No. 333-259272

No. 333-275714

No. 333-282333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-259272
Post-Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-275714
Post-Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-282333

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BERRY GLOBAL GROUP, INC.

BERRY GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation or Organization)	3089 (Primary Standard Industrial Classification Code Number)	35-1814673 (I.R.S. Employer Identification No.)

101 Oakley Street, Evansville, Indiana 47710
(812) 424-2904
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

SEE TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Jason K. Greene
Berry Global Group, Inc.
101 Oakley Street
Evansville, Indiana 47710
(812) 424-2904

(Name, Address and Telephone number, including area code, of Agent for Service)

With a copy to:

Sophia Hudson, P.C.
Katherine Shaia
 Kirkland & Ellis LLP
 601 Lexington Avenue
 New York, New York 10022
 (212) 446-4800

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Table of Additional Registrants(1)

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
AeroCon, LLC	Delaware	35-1948748
AVINTIV Acquisition, LLC	Delaware	27-4133195
AVINTIV Inc.	Delaware	27-4132779
AVINTIV Specialty Materials, LLC	Delaware	57-1003983
Berry Film Products Acquisition Company, Inc.	Delaware	27-2981027
Berry Film Products Company, Inc.	Delaware	11-2808683
Berry Global Films, LLC	Delaware	35-2184293
Berry Plastics IK, LLC	Delaware	42-1382173
Berry Plastics Acquisition Corporation V	Delaware	36-4509933
Berry Plastics Acquisition LLC X	Delaware	35-2184301
Berry Plastics Acquisition LLC XII	Delaware	35-2184299
Berry Plastics Acquisition LLC XIII	Delaware	35-2184298
Berry Plastics Design, LLC	Delaware	62-1689708
Berry Plastics Filmco, Inc.	Delaware	34-1848686
Berry Plastics Opco, Inc.	Delaware	30-0120989
Berry Plastics SP, Inc	Delaware	52-1444795
Berry Plastics Technical Services, Inc.	Delaware	57-1029638
Berry Specialty Tapes, LLC	Delaware	35-2184302
Berry Sterling Corporation	Delaware	54-1749681
BPRex Brazil Holding, Inc.	Delaware	34-1864772
Berry Tapes Holding Company, Inc.	Delaware	99-4097803
BPRex Closure Systems, LLC	Delaware	27-4588544
BPRex Closures Kentucky Inc.	Delaware	56-2209554
BPRex Closures, LLC	Delaware	27-4579074
BPRex Delta Inc	Delaware	71-0725503
BPRex Healthcare Brookville Inc.	Delaware	22-2784127
BPRex Healthcare Packaging Inc.	Delaware	20-1555450
BPRex Plastic Packaging Inc.	Delaware	34-1559354
BPRex Plastics Services Company Inc.	Delaware	62-1256003
BPRex Product Design and Engineering Inc.	Minnesota	41-0751022
BPRex Specialty Products Puerto Rico Inc.	New Jersey	66-0414062
Caplas LLC	Delaware	20-3888603
Caplas Neptune, LLC	Delaware	20-5557864
Captive Plastics Holdings, LLC	Delaware	20-1290475
Captive Plastics, LLC	Delaware	22-1890735
Cardinal Packaging, Inc.	Delaware	34-1396561
Chicopee, LLC	Delaware	57-1013629
Chocksett Road Limited Partnership	Massachusetts	30-0556078
Chocksett Road Realty Trust	Massachusetts	04-6646061
Consumer Packaging Int’l Holdings, LLC	Delaware	99-0782980
Covalence Specialty Adhesives LLC	Delaware	20-4104683
Covalence Specialty Coatings LLC	Delaware	20-4104683
CPI Holding Corporation	Delaware	34-1820303
Dominion Textile (USA), L.L.C.	Delaware	13-2865428
Dumpling Rock, LLC	Massachusetts	27-2763918
Estero Porch, LLC	Delaware	27-4109579
Fabrene, L.L.C.	Delaware	51-0319685
Fiberweb GEOS, Inc.	Virginia	27-4528301

Fiberweb, LLC	Delaware	57-0833773
F&S Export, Inc.	Delaware	47-2168540
F&S Precision Holdings, Inc.	Delaware	85-1852044
F&S Tool, Inc.	Pennsylvania	25-1674239
Global Closure Systems America 1, Inc.	Delaware	02-0759661
Grafco Industries Limited Partnership	Maryland	52-1729327
Kerr Group, LLC	Delaware	95-0898810
Knight Plastics, LLC	Delaware	35-2056610
Laddawn, Inc.	Massachusetts	04-2590187
Lamb’s Grove, LLC	Delaware	20-1648837
Letica Corporation	Michigan	38-1871243
Letica Resources, Inc.	Michigan	38-2308379
M&H Plastics, LLC	Virginia	06-1711463
Millham, LLC	Delaware	51-0437775
Old Hickory Steamworks, LLC	Delaware	27-1393212
Packerware, LLC	Delaware	48-0759852
Pescor, Inc.	Delaware	74-3002028
PGI Europe, LLC	Delaware	56-2154891
PGI Polymer, LLC	Delaware	57-0962088
Pliant International, LLC	Delaware	87-0473075
Pliant, LLC	Delaware	43-2107725
Poly-Seal, LLC	Delaware	52-0892112
Providencia USA, Inc.	North Carolina	26-3133752
Rollpak Corporation	Delaware	35-1582626
RPC Bramlage, Inc.	Pennsylvania	23-2879309
RPC Leopard Holdings, Inc.	Delaware	35-2646493
RPC Packaging Holdings (US), Inc.	Delaware	51-0408655
RPC Promens Inc.	Delaware	84-2023263
RPC Superfos US, Inc.	Delaware	45-4818978
RPC Zeller Plastik Libertyville, Inc.	Delaware	20-3452025
Saffron Acquisition, LLC	Delaware	94-3293114
Setco, LLC	Delaware	56-2374074
Sugden, LLC	Delaware	26-2577829
Sun Coast Industries, LLC	Delaware	59-1952968
Treasure Holdco, Inc.	Delaware	99-0807091
Uniplast Holdings, LLC	Delaware	13-3999589
Uniplast U.S., Inc.	Delaware	04-3199066
Venture Packaging Midwest, Inc.	Delaware	34-1809003
Venture Packaging, Inc.	Delaware	51-0368479

(1)	All additional registrants have the following principal executive office: c/o Berry Global Group, Inc., 101 Oakley Street, Evansville, Indiana 47710.

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-4 (collectively, the “Registration Statements”) filed by Berry Global, Inc. (“Berry Issuer”), Berry Global Group, Inc. (“Berry”) and the additional registrants (the “Additional Registrants”) with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-259272, filed with the SEC on September 2, 2021, registering an aggregate principal amount of $800,000,000 0.95% First Priority Senior Secured Notes due 2024 (the “2024 Notes”) of Berry Issuer and guarantees by Berry and the Additional Registrants of the 2024 Notes, an aggregate principal amount $1,525,000,000 1.57% First Priority Senior Secured Notes 2026 (the “2026 Notes”) of Berry Issuer and guarantees by Berry and the Additional Registrants of the 2026 Notes and an aggregate principal amount of $400,000,000 1.65% First Priority Senior Notes due 2027 (the “2027 Notes”) of Berry Issuer and guarantees by Berry and the Additional Registrants of the 2027 Notes.

•	Registration Statement No. 333-275714, filed with the SEC on November 22, 2023, as amended by Amendment No. 1 to Registration Statement No. 333-275714, filed with the SEC on January 22, 2024, registering an aggregate principal amount of $500,000,000 5.50% First Priority Senior Secured Notes due 2028 (the “2028 Notes”) of Berry Issuer and guarantees by Berry and the Additional Registrants of the 2028 Notes.

•	Registration Statement No. 333-282333, filed with the SEC on September 25, 2024, as amended by Amendment No. 1 to Registration Statement No. 333-282333, filed with the SEC on January 10, 2025, registering an aggregate principal amount of $800,000,000 5.650% First Priority Senior Secured Notes due 2034 (the “2034 Notes”) of Berry Issuer and guarantees by Berry and the Additional Registrants of the 2034 Notes and an aggregate principal amount of $800,000,000 5.800% First Priority Senior Notes due 2031 (the “2031 Notes”) of Berry Issuer and guarantees by Berry and the Additional Registrants of the 2031 Notes.

On April 30, 2025, pursuant to the Agreement and Plan of Merger, dated as of November 19, 2024 (the “Merger Agreement”), by and among Amcor plc (“Amcor”), Aurora Spirit, Inc., a wholly-owned subsidiary of Amcor (“Merger Sub”), and Berry, Merger Sub merged with and into Berry, with Berry surviving as a wholly-owned subsidiary of Amcor.

As a result of the transactions contemplated by the Merger Agreement, Berry has terminated all of the offerings and sales of Berry’s securities pursuant to the Registration Statements. In accordance with the undertakings made by Berry in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of Berry registered under such Registration Statements which remain unsold at the termination of the offering, Berry hereby removes from registration, by means of these Post-Effective Amendments, all of the securities of Berry registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and Berry hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant listed below has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on the 30th day of April, 2025.

BERRY GLOBAL, INC.
BERRY GLOBAL GROUP, INC.

/s/ Michael J. Rumley
By: Michael J. Rumley
Title: Treasurer

AEROCON, LLC
AVINTIV ACQUISITION, LLC
AVINTIV INC.
AVINTIV SPECIALTY MATERIALS, LLC
BERRY FILM PRODUCTS ACQUISITION COMPANY, INC.
BERRY FILM PRODUCTS COMPANY, INC.
BERRY GLOBAL FILMS, LLC
BERRY PLASTICS IK, LLC
BERRY PLASTICS ACQUISITION CORPORATION V
BERRY PLASTICS ACQUISITION LLC X
BERRY PLASTICS ACQUISITION LLC XII
BERRY PLASTICS ACQUISITION LLC XIII
BERRY PLASTICS DESIGN, LLC
BERRY PLASTICS FILMCO, INC.
BERRY PLASTICS OPCO, INC.
BERRY PLASTICS SP, INC
BERRY PLASTICS TECHNICAL SERVICES, INC.
BERRY SPECIALTY TAPES, LLC
BERRY STERLING CORPORATION
BPREX BRAZIL HOLDING, INC.
BERRY TAPES HOLDING COMPANY, INC.
BPREX CLOSURE SYSTEMS, LLC
BPREX CLOSURES KENTUCKY INC.
BPREX CLOSURES, LLC
BPREX DELTA INC
BPREX HEALTHCARE BROOKVILLE INC.
BPREX HEALTHCARE PACKAGING INC.
BPREX PLASTIC PACKAGING INC.
BPREX PLASTICS SERVICES COMPANY INC.
BPREX PRODUCT DESIGN AND ENGINEERING INC.
BPREX SPECIALTY PRODUCTS PUERTO RICO INC.
CAPLAS LLC
CAPLAS NEPTUNE, LLC
CAPTIVE PLASTICS HOLDINGS, LLC
CAPTIVE PLASTICS, LLC
CARDINAL PACKAGING, INC.
CHICOPEE, LLC
CHOCKSETT ROAD LIMITED PARTNERSHIP
CHOCKSETT ROAD REALTY TRUST
COVALENCE SPECIALTY ADHESIVES LLC
CONSUMER PACKAGING INT’L HOLDINGS, LLC
COVALENCE SPECIALTY ADHESIVES LLC
CPI HOLDING CORPORATION
DOMINION TEXTILE (USA), L.L.C.
DUMPLING ROCK, LLC

ESTERO PORCH, LLC
FABRENE, L.L.C.
FIBERWEB GEOS, INC.
FIBERWEB, LLC
F&S EXPORT, INC.
F&S PRECISION HOLDINGS, INC.
F&S TOOL, INC.
GLOBAL CLOSURE SYSTEMS AMERICA 1, INC.
GRAFCO INDUSTRIES LIMITED PARTNERSHIP
KERR GROUP, LLC
KNIGHT PLASTICS, LLC
LADDAWN, INC.
LAMB’S GROVE, LLC
LETICA CORPORATION
LETICA RESOURCES, INC.
M&H PLASTICS, LLC
MILLHAM, LLC
OLD HICKORY STEAMWORKS, LLC
PACKERWARE, LLC
PESCOR, INC.
PGI EUROPE, LLC
PGI POLYMER, LLC
PLIANT INTERNATIONAL, LLC
PLIANT, LLC
POLY-SEAL, LLC
PROVIDENCIA USA, INC.
ROLLPAK CORPORATION
RPC BRAMLAGE, INC.
RPC LEOPARD HOLDINGS, INC.
RPC PACKAGING HOLDINGS (US), INC.
RPC PROMENS INC.
RPC SUPERFOS US, INC.
RPC ZELLER PLASTIK LIBERTYVILLE, INC.
SAFFRON ACQUISITION, LLC
SETCO, LLC
SUGDEN, LLC
SUN COAST INDUSTRIES, LLC
TREASURE HOLDCO, INC.
UNIPLAST HOLDINGS, LLC
UNIPLAST U.S., INC.
VENTURE PACKAGING MIDWEST, INC.
VENTURE PACKAGING, INC.

/s/ Jason K. Greene
By: Jason K. Greene
Title: Authorized Signatory

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.